PROSPECTUS SUPPLEMENT dated April 13, 2005 to Prospectus Supplement dated March 28, 2005 (to Prospectus dated February 22, 2005)


                          $1,037,904,000 (APPROXIMATE)

                   GREENPOINT MORTGAGE FUNDING TRUST 2005-HE1
                       ASSET-BACKED NOTES, SERIES 2005-HE1

                        FINANCIAL ASSET SECURITIES CORP.
                                    DEPOSITOR
                        GREENPOINT MORTGAGE FUNDING, INC.
                                    SERVICER



1. The Risk Factor on page S-13 entitled "Prepayment Interest Shortfalls and Relief Act Shortfalls" is deleted and replaced with the following:

         RELIEF ACT SHORTFALLS

         Shortfalls in interest collections arising from the application of the Relief Act or similar state laws will not be covered by the Servicer. On any Payment Date, any shortfalls resulting from the application of the Relief Act will be allocated, first, to the interest payment amount with respect to the Class C Certificates, and thereafter, to the Monthly Interest Payable Amounts with respect to the Floating Rate Notes on a PRO RATA basis based on the respective amounts of interest accrued on such notes for such Payment Date. THE HOLDERS OF THE FLOATING RATE NOTES WILL NOT BE ENTITLED TO REIMBURSEMENT FOR ANY SUCH INTEREST SHORTFALLS. IF THESE SHORTFALLS ARE ALLOCATED TO THE FLOATING RATE NOTES THE AMOUNT OF INTEREST PAID TO THOSE NOTES WILL BE REDUCED, ADVERSELY AFFECTING THE YIELD ON YOUR INVESTMENT.

2. The last sentence of the first paragraph following the section heading entitled "Servicing and Other Compensation and Payment of Expenses" on page S-37 and the second paragraph following such heading is deleted.

3. The last paragraph following the section heading entitled "Interest Payments" on page S-46 is deleted and replaced with the following:

         On any Payment Date, any shortfalls resulting from the application of the Relief Act will be allocated, first, to reduce the interest distribution amount with respect to the Class C Certificates, and thereafter, to reduce the Monthly Interest Payable Amounts with respect to the Floating Rate Notes on a PRO RATA basis based on the respective amounts of interest accrued on such Notes for such Payment Date. The holders of the Floating Rate Notes will not be entitled to reimbursement for any such interest shortfalls.

4. The definition of Monthly Interest Payable Amount on page S-54 is deleted and replaced with the following:

The "Monthly Interest Payable Amount" for any Payment Date and each class of Floating Rate Notes will equal the amount of interest accrued during the related Accrual Period at the related Note Rate on the Note Balance of such class immediately prior to such Payment Date, in each case, reduced by any shortfalls resulting from the application of the Relief Act or similar state laws (allocated to each Offered Note based on its respective entitlements to interest irrespective of any shortfalls resulting from the application of the Relief Act or similar state laws for such Payment Date).

5. The paragraph entitled "prepayment Interest Shortfalls and Relief Act Shortfalls" on page S-62 is deleted and replaced with the following:

RELIEF ACT SHORTFALLS. On any Payment Date, any shortfalls resulting from the application of the Relief Act or similar state laws will be allocated, first, to the interest distribution amount with respect to the Class C Certificates, and thereafter, to the Monthly Interest Payable Amounts with respect to the Floating Rate Notes on a PRO RATA basis based on the respective amounts of interest accrued on such notes for such Payment Date. THE HOLDERS OF THE FLOATING RATE NOTES WILL NOT BE ENTITLED TO REIMBURSEMENT FOR ANY SUCH INTEREST SHORTFALLS. IF THESE SHORTFALLS ARE ALLOCATED TO THE FLOATING RATE NOTES THE AMOUNT OF INTEREST PAID TO THOSE NOTES WILL BE REDUCED, ADVERSELY AFFECTING THE YIELD ON YOUR INVESTMENT. See "Risk Factors--Relief Act Shortfalls" in this prospectus supplement.



                              RBS GREENWICH CAPITAL

                                 April 13, 2005